Exhibit 23
Consent of Independent Registered Public Accounting Firm

The Board of Directors
Kadant Inc.:

We consent to the incorporation by reference in the registration statements (No. 333‑202855, 33-67190, 333-48498, 333-142247, 333-176371 on Form S-8 and the registration statement (No. 333-229888) on Form S-3ASR of Kadant Inc. and subsidiaries (“Kadant Inc.”) of our report dated February 25, 2020, with respect to the consolidated balance sheets of Kadant Inc. as of December 28, 2019 and December 29, 2018, the related consolidated statements of income, comprehensive income, cash flows, and stockholders’ equity for each of the fiscal years in the three-year period ended December 28, 2019, and the related notes (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of December 28, 2019, which report appears in the December 28, 2019 annual report on Form 10‑K of Kadant Inc.

Our report dated February 25, 2020, on the effectiveness of internal control over financial reporting as of December 28, 2019, contains an explanatory paragraph that states management excluded from its assessment of the effectiveness of Kadant Inc.’s internal control over financial reporting as of December 28, 2019, Syntron Material Handling Group, LLC and certain of its affiliates (SMH) internal control over financial reporting associated with total assets of $196.9 million and total revenues of $83.4 million included in the consolidated financial statements of Kadant Inc. and subsidiaries as of and for the fiscal year ended December 28, 2019. Our audit of internal control over financial reporting of Kadant Inc. also excluded an evaluation of the internal control over financial reporting of SMH.

/s/ KPMG LLP
Boston, Massachusetts
February 25, 2020